Exhibit 99.1

NEWS Fleetwood Enterprises, Inc. • 3125 Myers Street • Riverside, CA 92503-5527

Contact: Lyle Larkin, Vice President—Treasurer (951) 351-3535 • Kathy A. Munson, Director—Investor Relations (951) 351-3650

Filed by Fleetwood Enterprises, Inc. pursuant
to Rule 425 under the Securities Act of 1933
and Rule 13e-4 under the Securities Exchange
Act of 1934 Subject Company: Fleetwood
Enterprises, Inc. Commission File No. 001-7699

FLEETWOOD ANNOUNCES EXCHANGE OFFER FOR ITS 5% DEBENTURES

WITH TERMS THAT PRESERVE LIQUIDITY AND MINIMIZE DILUTION

Riverside, Calif., October 30, 2008 — Fleetwood Enterprises, Inc. (NYSE:FLE) announced today that it is commencing a registered exchange offer for its existing $100 million principal amount of 5% convertible senior subordinated debentures. Holders have the right to require Fleetwood to repurchase the debentures at par on December 15, 2008. The exchange offer proposes terms for new senior secured notes due 2011 that are guaranteed by certain Fleetwood subsidiaries, together with the issuance of common stock. Separately, the Company announced it has received notification from the New York Stock Exchange of non-compliance with the NYSE’s minimum share price standard.

The Exchange Offer:  Preserving Liquidity and Minimizing Dilution

Fleetwood may use cash, stock, or a combination of both to meet its 5% debenture repurchase obligations in December 2008; however, the Company has determined that it is in the best interest of Fleetwood and its constituencies to pursue this exchange offer in order to preserve liquidity and to avoid undue dilution of existing shareholders. Accordingly, the exchange offer has built-in incentives to encourage a greater percentage of participation by the holders of the existing debentures.

The notes offered in the exchange offer provide existing holders with an increase in yield, the benefits of a security interest, a three-year maturity, and a limited amount of common stock while eliminating the burden on Fleetwood of the existing repurchase obligations. The successful completion of the exchange offer will provide Fleetwood further opportunity to stabilize its businesses and strengthen its competitive position during the expected recovery of the markets for its products. The exchange offer is subject to several conditions, including (1) a declaration from the Securities and Exchange Commission (SEC) that the registration statement is effective, and (2) the valid tender, without withdrawal, of a minimum of 33.5 percent, or $33.5 million, of the existing 5% debentures. A holder with ownership of approximately $33.9 million of the debentures has notified the Company that it intends to accept the new senior notes and common stock through the exchange offer. The exchange offer is scheduled to expire at 5 p.m., Eastern Time, on December 5, 2008, unless terminated earlier or extended.

Holders who opt to participate in the exchange will receive the following for each $1,000 of debentures:

•                  $1,030 in the new senior secured notes, which are (1) senior obligations of Fleetwood, (2) secured by a first priority lien on approximately $20 million of unencumbered real estate assets of certain Fleetwood subsidiaries and a junior lien on approximately $58 million of certain of Fleetwood’s subsidiaries’ real properties that are pledged to secure its credit facility, (3) guaranteed on a subordinated basis to Fleetwood’s credit facility by certain Fleetwood subsidiaries, and (4) due three years from the date of issuance;

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•                  a coupon rate for the senior secured notes of at least 12 percent consisting of:

•                  5 percent payable in cash,

•                  7 percent pay-in-kind interest (PIK interest), plus

•                  a 50-basis-point increase in the PIK interest every six months up to a maximum of 9 percent PIK interest;

•                  Fleetwood common stock, the amount of which is dependent on its trading price. In aggregate, the Company will issue a minimum of $4 million in stock, with the number of shares determined on a volume-weighted-average basis but subject to a minimum price of $0.75 per share; and

•                  payment of accrued and unpaid interest for any debentures accepted in the exchange offer.

In addition, as an incentive to increase participation in the exchange offer, escalation factors will be implemented at participation levels of $55 million, $70 million, and $85 million. At each of these levels, the Company will provide an increase of:

•                  approximately 67 basis points in the PIK interest rate, payable from the issue date, subject to an overall cap of 9 percent in PIK interest; and

•                  approximately $2.2 million in stock, subject to a maximum of $10.5 million at the $0.75 minimum share price, or 14,000,000 shares.

The Company’s secured credit facility with a syndicate of lenders led by Bank of America has been amended to accommodate the terms of the senior secured notes. In particular, collateral was freed from the facility to provide security for the notes. The real estate term loan commitment was eliminated and borrowings of $12.8 million were repaid in full. The amendment also reduced the total amount of real estate collateral held by the lenders from $79 million to $58 million, reduced the loan commitments for the revolving credit facility to $135 million, and increased the interest rates charged under the facility.

NYSE Below-Criteria Letter

Fleetwood has received formal notification from NYSE Regulation, Inc. that it is not in compliance with the NYSE $1.00 average share price continued listing standard. The continued listing standard requires that the average closing price per share of common stock be at least $1.00 per share over a consecutive 30 trading-day period. Under the NYSE’s continued listing standards, Fleetwood must return to compliance with the $1.00 average share price standard within six months to avoid delisting. Fleetwood is pursuing various solutions to satisfy the continued listing standard, including successful completion of this exchange offer and the satisfactory resolution in December 2008 of any debenture repurchase obligations. In addition, the Company is continuing to develop and complete ongoing restructuring initiatives to improve operations and further reduce costs.

Important Information Regarding Exchange Offer

In connection with the exchange offer, a registration statement on Form S-4, a tender offer statement on Schedule TO, and related documents relating to the exchange offer are being filed by Fleetwood with the SEC. The senior secured notes and common stock may not be exchanged or sold nor may offers to exchange or buy be accepted prior to the time the registration statement becomes effective. This news release shall not constitute an offer to exchange or sell, or the solicitation of an offer to exchange or buy, nor shall there be any exchange or sale of such securities in any state in which such offer, exchange, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Holders of the debentures are strongly advised to read the registration statement, tender offer statement and other related documents because these documents contain important information. Such holders may obtain copies of the exchange offer materials from

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MacKenzie Partners, the information agent for the exchange offer, at 800-322-2885. These documents can also be obtained at no charge from Fleetwood or at the SEC’s website, www.sec.gov. Fleetwood is not making any recommendation to holders of outstanding debentures as to whether they should tender them pursuant to the exchange offer.

About Fleetwood

Fleetwood Enterprises, Inc., through its subsidiaries, is a leading producer of recreational vehicles and manufactured homes. This Fortune 1000 company, headquartered in Riverside, Calif., is dedicated to providing quality, innovative products that offer exceptional value to its customers. Fleetwood operates facilities strategically located throughout the nation, including recreational vehicle, factory-built housing and supply subsidiary plants. For more information, visit the Company’s website at www.fleetwood.com.

This press release contains certain forward-looking statements and information based on the beliefs of Fleetwood’s management as well as assumptions made by, and information currently available to, Fleetwood’s management. Such statements, including those regarding Fleetwood’s ability to stabilize its businesses and return to strength, the benefits relating to completion of the exchange offer, and the scheduled expiration date of the exchange offer, reflect the current views of Fleetwood with respect to future events and are subject to certain risks, uncertainties, and assumptions, including risk factors identified in Fleetwood’s 10-K and other SEC filings. These risks and uncertainties include, without limitation, the significant demands on our liquidity while current economic and credit conditions are severely affecting our operations, including the potential repurchase of 5% debentures in December 2008 if the exchange offer is not fully subscribed and we do not have sufficient shares of common stock to satisfy the obligation to repurchase the remaining amount of the 5% debentures outstanding; the lack of assurance that we will regain sustainable profitability in the foreseeable future; our potential inability to decrease our operating losses and negative cash flow; the effect of ongoing weakness in both the manufactured housing and recreational vehicle markets, especially the recreational vehicle market which has deteriorated sharply in recent months; the effect of a decline in home equity values, volatile fuel prices and interest rates, global tensions, employment trends, stock market performance, credit crisis, availability of financing generally, and other factors that can and have had a negative impact on consumer confidence, and which may reduce demand for our products, particularly recreational vehicles; the availability and cost of wholesale and retail financing for both manufactured housing and recreational vehicles; our ability to comply with financial tests and covenants on existing and future debt obligations, including restrictive covenants in the indenture governing the new senior secured notes; our ability to obtain, on reasonable terms if at all, the financing we will need in the future to execute our business strategies; the volatility of our stock price and the risk of potential delisting from the NYSE; potential dilution associated with future equity or equity-linked financings we may undertake to raise additional capital and the risk that the equity pricing may not be favorable; the cyclical and seasonal nature of both the manufactured housing and recreational vehicle industries; the increasing costs of component parts and commodities that we may be unable to recoup in our product prices; repurchase agreements with floorplan lenders, which we currently expect could result in increased costs due to the deteriorated market conditions; expenses and uncertainties associated with the entry into new business segments or the manufacturing, development, and introduction of new products; the potential for excessive retail inventory levels and dealers’ desire to reduce inventory levels in the manufactured housing and recreational vehicle industries; the effect on our sales, margins and market share from aggressive discounting by competitors; potential increases in the frequency and size of product liability, wrongful death, class action, and other legal actions; and the highly competitive nature of our industries and changes in our competitive landscape.

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